Free Writing Prospectus Filed Pursuant to Rule 433 Registration No. 333-190038 August 29, 2014

Diversify your portfolio.
Invest in gender diversity.
Introducing Barclays Women in
Leadership ETNs (NYSE Arca: WIL)
Can your investment portfolio catalyze change? Barclays Women in Leadership ETNs are the first in the industry to provide investors with exposure to publicly-traded US companies with gender-diverse leadership. The ETNs track the Barclays Women in
Leadership Total Return USD Index*, which is composed of companies that have a female CEO or at least 25% female members on their corporate board, among other things. Invest in change by investing in the future of leadership. Learn more at
barclays.com/WILETN
BARCLAYS
*The Index may be subject to concentration risks as it may be concentrated in a few industry sectors and subject to greater volatility than a more broadly diversified stock index. The Index is of recent origin and very limited historical performance data for the Index exists. An investment in the ETNs involves significant risks, including possible loss of principal and may not be suitable for all investors. For a description of the main risks, see “Risk Factors” in the applicable prospectus. The ETNs are unsecured debt obligations of the issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of or guaranteed by any third party. The ETNs are riskier than ordinary unsecured debt securities and have no principal protection. The
ETNs are speculative and may exhibit high volatility. The ETNs are also subject to certain investor fees, which will have a negative effect on the value of the ETNs. Owning the ETNs is not the same as owning interests in the index constituents or a security directly linked to the performance of the Index. Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and other documents Barclays Bank PLC has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC will arrange for Barclays Capital Inc. to send you the prospectus if you request it by calling toll-free 1-877-764-7284, or you may request a copy from any other dealer participating in the offering. Barclays Capital Inc. is a member of the Securities Investor Protection Corporation (SIPC). The Barclays Women in Leadership Total Return USD Index is a trademark of Barclays Bank
PLC. ©2014 Barclays Bank PLC. All rights reserved. All other trademarks, servicemarks or registered trademarks are the property, and used with the permission, of their respective owners. NOT FDIC
INSURED. NO BANK GUARANTEE. MAY LOSE VALUE.